UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED): November 14, 2013

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification Number

1-13739	UNS ENERGY CORPORATION	86-0786732
(An Arizona Corporation) 88 E. Broadway Boulevard Tucson, AZ 85701 (520) 571-4000

1-5924	TUCSON ELECTRIC POWER COMPANY	86-0062700
(An Arizona Corporation) 88 E. Broadway Boulevard Tucson, AZ 85701 (520) 571-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On November 14, 2013, The Industrial Development Authority of the County of Apache (Authority) issued and sold in a private placement for the benefit of Tucson Electric Power Company (TEP) $100,000,000 aggregate principal amount of tax-exempt Industrial Development Revenue Bonds, 2013 Series A (Tucson Electric Power Company Springerville Project) (Bonds).
The Bonds were issued under an Indenture of Trust, dated as of November 1, 2013 (Indenture), between the Authority and U.S. Bank Trust National Association, as Trustee (Trustee). The Bonds are payable solely from payments to be made by TEP pursuant to a Loan Agreement, dated as of November 1, 2013, between TEP and the Authority (Loan Agreement), pursuant to which the Authority has loaned the proceeds of the Bonds to TEP. Pursuant to the Loan Agreement, TEP is obligated to make payments in such amounts and at such times as will be sufficient to pay, when due, the principal of, and premium, if any, and interest on the Bonds and purchase price of the Bonds. TEP’s obligations under the Loan Agreement are unsecured.
The Bonds accrue interest at the Lender Rate, established monthly, from the date of original issuance unless and until the interest rate mode is converted to another permitted interest rate mode. The Bonds will be subject to optional, extraordinary optional and mandatory redemption prior to maturity, and to optional and mandatory tender for purchase in certain circumstances, all as described in the Indenture. Unless converted to another permitted interest rate mode earlier, the initial Lender Rate period runs from the date of original issuance through November 14, 2018, at which time the Bonds will be subject to mandatory tender for purchase. The Bonds mature on April 1, 2032.
Concurrently with the issuance of the Bonds, TEP entered into a Lender Rate Mode Covenants Agreement, dated as of November 14, 2013 (Covenants Agreement), with STI Institutional & Government, Inc., the purchaser of the Bonds (Lender).
The Covenants Agreement contains covenants and events of default which are the same, in all material respects, as those in the TEP Credit Agreement, including restrictions on mergers and sale of assets and requiring TEP not to exceed a maximum leverage ratio. Under the terms of the Covenants Agreement, TEP may pay dividends to UNS Energy so long as it maintains compliance with the agreement.
Events of default under the Covenants Agreement include the failure to make payments required under the Loan Agreement which result in a failure of the Authority to make required payments on the Bonds, failure to comply with the covenants contained in the Covenants Agreement, change in control, as defined, or certain bankruptcy events with respect to TEP or certain subsidiaries. In addition, an event of default under the Covenants Agreement would include the failure of TEP or certain subsidiaries to make required payments on indebtedness in excess of $30 million or the events giving the holders of such indebtedness the right to require repayment of such indebtedness.
The occurrence and continuance of an event of default under the Covenants Agreement may, among other remedies, entitle the Lender to notify the Trustee of such event of default and effect a mandatory purchase of the Bonds.
The proceeds of the sale of the Bonds, together with funds provided by TEP, will be used in the redemption, at par, on December 16, 2013, of all $100,000,000 in aggregate principal amount of the Authority’s Industrial Development Revenue Bonds, 1983 Series A (Tucson Electric Power Company Springerville Project). The bonds to be redeemed bear interest at a variable rate of interest and have a maturity date of December 15, 2018. The redemption price of the bonds to be redeemed will be paid by drawing on a letter of credit held by the trustee of such bonds and the proceeds of the sale of the Bonds, together with funds provided by TEP, will be used to reimburse the issuer of the letter of credit. The redemption will reduce the $186 million letter of credit facility supporting tax-exempt bonds under the TEP Credit Agreement to approximately $82 million.
The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Indenture, Loan Agreement and Covenants Agreement.

Item 9.01 - Financial Statements and Exhibits.
(d) Exhibits

4(a)
Indenture of Trust, dated as of November 1, 2013, between The Industrial Development Authority of the County of Apache and U.S. Bank Trust National Association, authorizing Industrial Development Revenue Bonds, 2013 Series A (Tucson Electric Power Company Springerville Project).

4(b)
Loan Agreement, dated as of November 1, 2013, between The Industrial Development Authority of the County of Apache and Tucson Electric Power Company, relating to Industrial Development Revenue Bonds, 2013 Series A (Tucson Electric Power Company Springerville Project).

4(c)	Lender Rate Mode Covenants Agreement, dated as of November 1, 2013, between Tucson Electric Power Company and STI Institutional & Government, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 14, 2013	UNS ENERGY CORPORATION ____________________________ (Registrant) /s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer
Date: November 14, 2013	TUCSON ELECTRIC POWER COMPANY ___________________________ (Registrant) /s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer